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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


    Date of report (Date of earliest event reported)       October 8, 1999
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                              SABRATEK CORPORATION
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             (Exact Name of Registrant as Specified in Its Charter)

          Delaware                       1-11831                36-3700639
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(State or Other Jurisdiction           (Commission          (I.R.S. Employer
      of Incorporation)               File Number)         Identification No.)

         8111 North St. Louis, Skokie, Illinois                     60076
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        (Address of Principal Executive Offices)                 (Zip Code)

                                 (847) 720-2400
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              (Registrant's Telephone Number, Including Area Code)

                                 Not Applicable
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          (Former Name or Former Address, if Changed Since Last Report)




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         ITEM 5: OTHER EVENTS.

         On October 7, 1999, Sabratek Corporation announced that it will further delay the filing of its Quarterly Report on Form 10-Q for the period ended June 30, 1999 until its Board of Directors reviews recently proposed adjustments to certain previously reported financial results. The Board of Directors is also considering other accounting issues raised by the Company's Chief Financial Officer.

         The proposed adjustments would reduce previously reported pre-tax earnings for the reporting periods April 1, 1997 through March 31, 1999 by approximately $39 million and relate primarily to reclassifying intangible assets as expenses and accounting for amounts advanced to affiliated companies as expenses rather than as loans.

         Sabratek's Board of Directors began its review and consideration of Sabratek's financial statements promptly following notification of these matters. However, due to the magnitude and complexity of the proposed adjustments and other accounting issues, Sabratek's Board of Directors has determined that additional time is needed before it can recommend releasing financial statements.

         Sabratek did not file its June 30, 1999 Form 10-Q before meeting with the NASDAQ Listing Qualifications Panel on October 7, 1999 to determine Sabratek's continued eligibility to remain listed on the NASDAQ National Market. If the NASDAQ Listing Qualifications Panel does not grant Sabratek's request for additional time in which to file its June 30, 1999 Form 10-Q, Sabratek's common stock may be delisted.

         Sabratek further announced that it is making every effort to resolve these issues expeditiously and report to shareholders promptly.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: October 8, 1999                   By:      /s/ Joseph Marshall
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                                        Joseph Marshall, Chief Executive Officer


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